Exhibit 10.10

LEASE AGREEMENT

Lessor (“Party A”):  Ningbo Longxing Group Co., Ltd.

Lessee: (“Party B”):  Thermadyne (Ningbo) Cutting and Welding Equipment Manufacturing Company Ltd.

Party A will lease the buildings it owns to Party B, and Party B needs to rent the same and is willing to pay relevant expenses thereof.  In order to specify the rights and obligations for each of the Lessor and Lessee, the Parties have reached the following agreement (the “Agreement”) upon consultation and in accordance with the “Contract Law of the People’s Republic of China”:

I.                                         Party A agrees to lease to Party B, for Party B’s use, an office building with a construction space of 1,629m2, located at No. Renmin Road, Hengxi Town, Yinzhou District, Ningbo City.  Party B will independently operate and manage its business and bear all civil, economic and legal liabilities arising from its operation.

II.                                     Lease Term
The initial term of the lease will be five years.  Lessor will deliver the leased buildings on February 1, 2005 to Lessee for use.  Party B has the option to renew for another five years on the same terms as provided in this Lease.  To exercise this option, Party B will notify Party A of its intention to renew for another five years not less than thirty days prior to the expiration of the original lease term.

III.                                 Rent and Payments

1.                                       Rent:  The rent will be RMB 16 per square meters per month, starting from the effective date of this Agreement.  This price may be readjusted three years thereafter in accordance with the rise of the then market leasing price.

2.                                       Rent shall be paid on the effective date of this Agreement, pro rated for the balance of the month in which this Agreement becomes effective.  Thereafter, payments will be made on the first day of each month.

IV.                                 Rights and Obligations for the Parties during the Term

1.                                       Party A shall deliver the said buildings to Party B as agreed herein, and, prior to the delivery, shall provide conditions for electricity and water supply, green space, paving and repair of roads and floors, and laying of network cables in respect of Party B’s use.

2.                                       Any renovations made to the buildings by Party B shall not change the designated use of the building or its structure and also shall be subject to Party A’s consent, which will not be unreasonably withheld.  Expenses for any renovations shall be borne by Party B.

3.                                       Upon expiration of this Agreement, Party B shall not seek from Party A any expenses for such renovations, and shall ensure the intactness of the functionality of the original equipment and facilities to the same extent as when the building was delivered to Party B, ordinary wear and tear excepted.

4.                                       Any operational costs and expenses, such as taxes, water and electricity charges, telephone charges, social security fees, hygiene fees, waste disposal charges and other operational expenses, incurred by Party B through use of the buildings during the lease term shall be borne by Party B.  Party A shall not be responsible for any creditor’s rights and liabilities.

V.                                     Liabilities for Breach of Contract

1.                                       If either Party fails to perform in accordance with the terms and conditions under the Agreement, the other Party shall have the right to terminate the Agreement.

2.                                       If either Party terminates the Agreement during the lease without obtaining the consent of other Party, such Party shall be regarded as having breached the contract, and shall bear liabilities for such breach.  All actual losses incurred as a result by either Party shall be borne by the defaulting Party.

3.                                       If Party A desires to continue to lease the buildings upon the expiration of the lease and extension, Party B shall, under equal conditions, have the right of first refusal in respect of the lease, and new terms and conditions shall be entered into between the Parties upon mutual agreement through consultation.

4.                                       In the event that the Agreement is unilaterally terminated during the lease term due to Party A’s taking back of the buildings or due to Party B’s change of its intent regarding the lease, the other Party shall be given six (6) months’ prior notice, and shall be compensated by the defaulting Party in an amount equal to three months’ rent.

VI.                                 Any matters unspecified herein shall be supplemented upon mutual agreement through consultation.  Such supplementary provisions, if written and signed by the Parties, shall have equal force and effect with this Agreement.

VII.                             Any disputes arising from the performance of this Agreement shall be settled through consultation between the Parties.  Where such consultation fails, the disputes shall be submitted for arbitration at the place where

Party A is located or for a lawsuit at a People’s Court in accordance with the principles of territorial jurisdiction.

VIII.                         The Agreement shall become effective upon execution by the Parties and only upon the approval of Party B’s WOFE application submitted to Yinzhou District Department of Foreign Trade (“WOFE Application”).  The Parties acknowledge that the approval of Party B’s WOFE Application is a condition precedent to this Agreement.  If Party B’s WOFE Application is not approved, then this Agreement is void.

IX.                                The Agreement shall be made in triplicate, with each Party holding a copy respectively and the Surveyor holding the remaining copy.

Party A (Seal):		Party B (Seal):

By:	\s\ Chen Ding Long	By:	\s\ Patricia S. Williams
Chen Ding Long		Patricia S. Williams
President		Vice Pres. Secretary and General Counsel

Date: 28th day of December 2004		Date: 28th day of December 2004

Surveyor (Seal):

Date of Survey:

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